Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	March 15, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel
THOR APPOINTS J. ALLEN KOSOWSKY, CPA, DIRECTOR
At its March 11, 2010, meeting the Board of Directors of Thor Industries, Inc. (NYSE: THO) appointed J. Allen Kosowsky, CPA, to serve as a Director. Mr. Kosowsky, age 62, is a certified public accountant and has served as principal of the accounting firm of J. Allen Kosowsky, CPA, P.C. since 1985. In addition, he has served as Chairman of the Board of Directors and Chairman of the Audit Committee of ON2 Technologies, Inc. from 2003 until its sale to Google, Inc. on February 19th of this year, when Mr. Kosowsky resigned as a Director.
“Mr. Kosowsky’s experience as a financial expert as well as chairman of the board of a public company will complement and enhance our Board”, commented Peter Orthwein, Thor’s Chairman and Chief Executive Officer.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.